Exhibit 99.1

MicroVision Announces Positive First Quarter 2014 Operating Results

Development Phase with Fortune Global 100 Nears Successful Completion; Cash Use and Operating Expenses Reduced Year-Over-Year as Company Prepares for Volume Production

REDMOND, Wash.--(BUSINESS WIRE)--May 6, 2014--MicroVision, Inc. (NASDAQ:MVIS), a leader in innovative ultra-miniature projection display technology, today announced its operating and financial results for the first quarter of 2014 and the advancement of its 2014 business objectives.

MicroVision made strong progress in the first quarter related to its operating goals for 2014. The goals for the year include:

  Complete display module development with Fortune Global 100 customer, support customer with commercialization efforts and supply key components
  Build pipeline of consumer and automotive OEM opportunities for MicroVision’s go-to-market partners that are providing display engines incorporating PicoP® display technology
  Ramp supply chain for high volume production of MicroVision components in the second half of 2014.

MicroVision’s Fortune Global 100 customer announced in February that it aims to bring a high resolution, HD image quality display module to market for use in pico projectors and other devices with projector functionality. MicroVision is supporting development of the display module which is based on laser scanning beam methodology and incorporates MicroVision’s patented PicoP display technology. To date MicroVision has successfully completed the majority of milestones defined in the April 2013 development agreement and has received 90 percent of related payments. In the second quarter MicroVision expects to complete development work and support the Fortune Global 100 customer in planning and execution for commercialization activities.

MicroVision has continued to build a pipeline of opportunities from OEMs for consumer products and automotive solutions that incorporate PicoP display technology. MicroVision is focusing its business development activities across the full spectrum of companies required to bring products enabled by PicoP display technology to market. In addition to direct customers that will manufacture display engines for use in their own products or for sale to other parties, MicroVision is engaged with a broad coalition of companies including engine manufacturers, consumer product OEMs and major retailers to enable the pico projector product ecosystem.

As part of this effort, MicroVision has produced numerous prototype end-user consumer products to demonstrate the superior performance of a pico projector built around PicoP display technology and completed direct consumer studies to give OEMs and retailers an idea of the types of products they could offer. PicoP display technology can enable an end user experience with features and functions such as high definition, always in focus images and laser brightness that are optimal for the mobile video consumption that research shows consumers are now making part of their regular infotainment routine.

According to the Global Video Index Q4 2013 report from Ooyala, the year-over-year share of time spent watching videos on tablets and mobile devices has increased 719 percent since fourth quarter 2011, and 160 percent year-over-year since fourth quarter 2012. The report also revealed that in the fourth quarter of 2013 more than half of mobile viewers’ time was spent watching video longer than 30 minutes compared to 35 percent for tablet viewers.

In the automotive segment, MicroVision continues its collaboration with a Tier One global supplier and a leading global vehicle OEM. MicroVision expects to deliver a prototype HUD system to the vehicle OEM in the second quarter. These programs are in the evaluation and test phases, critical steps to having new technology adopted in embedded automotive applications.

MicroVision also announced in March 2014 that it has agreed to supply customized PicoP display modules to UPS to outfit a distribution facility in the United States. The PicoP display modules will be part of a new package guidance application aimed at increasing processing efficiency in real-time package sorting and routing. MicroVision expects to deliver the modules to UPS in the third quarter.

The company has been working with world class partners to put in place the supply chain required for volume production of its key components in the second half of 2014. The company has dedicated resources toward ramping the supply chain to fulfill future orders from engine partners in order to facilitate the company’s go-to-market plan for commercialization of PicoP display technology.

Financial Update

During the first quarter, MicroVision raised $12.8 million net of issuance costs in an offering of common stock and warrants for general corporate purposes. MicroVision has continued its aggressive management of cash used in operations with a reduction in the quarter of 16 percent compared to the same period in 2013.

The following financial results are for the three months ended March 31, 2014, compared to the three months ended March 31, 2013.

  Revenue was $1.2 million, primarily from the Fortune Global 100 development activities, compared to $1.8 million a year ago.
  Operating loss decreased to $3.1 million, compared to $3.6 million for the same quarter a year ago.
  Net loss was $8.0 million, or $0.23 per share, compared to $3.7 million, or $0.14 per share for the same quarter a year ago. The first quarter 2014 net loss includes a $5.0 million loss recognized on the fair value adjustment of our warrant liability that occurred upon the exchange of the warrants for common stock during the period. Excluding the loss related to the fair value adjustment of the warrant liability, the adjusted net loss for the three months ended March 31, 2014 was $3.1 million.
  Cash used in operations was $2.9 million during the quarter ended March 31, 2014, compared to $3.5 million for the first quarter of 2013.

As of March 31, 2014, backlog was $ 1.6 million and cash and cash equivalents were $15.3 million.

Conference Call

The company will host a conference call today to discuss its first quarter 2014 results and current business operations at 8:30 a.m. ET / 5:30 a.m. PT. Participants may join the conference call by dialing 1 800 446-1671 (for U.S. participants) or + 1-847-413-3362 (for international participants) ten minutes prior to the start of the call. The conference call pass code number is 37176414. A live webcast of the call can be accessed from the company's web site in the Investor Events Calendar section on the Investor’s page. A replay of this call will be available after 8:00 a.m. PT the day of the conference call through the same link or by calling 888-843-7419 (U.S.) or (International) +1-630-652-3042, pass code 37176414#. The phone in replay will be available for one week.

About MicroVision

MicroVision is the creator of PicoP® display technology, an ultra-miniature laser projection solution for mobile consumer electronics, automotive head-up displays and other applications. MicroVision’s patented display technology helps OEMs break down display boundaries and offer enhanced visibility to mobile experiences. Nearly two decades of research has led MicroVision to become an independently recognized leader in the development of intellectual property. MicroVision’s IP portfolio has been recognized by the Patent Board as a top 50 IP portfolio among global industrial companies and is also included in the Ocean Tomo 300 Patent Index. The company is based in Redmond, Wash.

For more information, visit the company’s website at www.microvision.com, on Facebook at www.facebook.com/MicroVisionInc or follow MicroVision on Twitter at @MicroVision.

MicroVision and PicoP are trademarks of MicroVision, Inc. in the United States and other countries. All other trademarks are the properties of their respective owners.

Forward-Looking Statements

Certain statements contained in this release, including those relating to growth, future product and technology development and sales, and those containing words such as “goals,” “aims,” “expects,” and ”can” are forward-looking statements that involve a number of risks and uncertainties. Factors that could cause actual results to differ materially from those projected in the company's forward-looking statements include the following: our ability to raise additional capital when needed; products incorporating our PicoP display engine may not achieve market acceptance, commercial partners may not perform under agreements as anticipated, we may be unsuccessful in identifying parties interested in paying any amounts or amounts we deem desirable for the purchase or license of IP assets, our or our customers failure to perform under open purchase orders; our financial and technical resources relative to those of our competitors; our ability to keep up with rapid technological change; government regulation of our technologies; our ability to enforce our intellectual property rights and protect our proprietary technologies; the ability to obtain additional contract awards; the timing of commercial product launches and delays in product development; the ability to achieve key technical milestones in key products; dependence on third parties to develop, manufacture, sell and market our products; potential product liability claims; and other risk factors identified from time to time in the company's SEC reports, including the company's Annual Report on Form 10-K filed with the SEC. Except as expressly required by federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changes in circumstances or any other reason.

MicroVision, Inc.
Balance Sheet
(In thousands)
(Unaudited)

	March 31,	December 31,
	2014	2013

Assets
Current Assets
Cash and cash equivalents	$15,338	$5,375
Accounts receivable, net of allowances	135	24
Inventory	49	49
Other current assets	256	336
Total current assets	15,778	5,784

Property and equipment, net	924	1,065
Restricted cash	435	435
Intangible assets, net	1,112	1,145
Other assets	18	18
Total assets	$18,267	$8,447

Liabilities and Shareholders' Equity
Current Liabilities
Accounts payable	$1,369	$1,610
Accrued liabilities	2,700	2,455
Billings in excess of costs and estimated earnings on uncompleted contracts	347	680
Warrant liability	-	4,902
Current portion of capital lease obligations	5	15
Total current liabilities	4,421	9,662

Deferred rent, net of current portion	533	481
Total liabilities	4,954	10,143

Commitments and contingencies

Common stock at par value	43	32
Additional paid-in capital	471,997	448,981
Accumulated deficit	(458,727)	(450,709)
Total shareholders' equity (deficit)	13,313	(1,696)
Total liabilities and shareholders' equity (deficit)	$18,267	$8,447

MicroVision, Inc.
Statement of Operations
(In thousands, except earnings per share data)
(Unaudited)

	Three months ended March 31,
	2014	2013

Development revenue	$1,193	$300
Product revenue	9	1,219
Contract revenue	17	282
Total revenue	1,219	1,801

Cost of product revenue	(10)	664
Cost of contract revenue	9	137
Total cost of revenue	(1)	801

Gross margin	1,220	1,000

Research and development expense	2,543	2,252
Sales, marketing, general and administrative expense	1,959	2,403
Gain on disposal of fixed assets	-	(2)
Gain on sale of previously reserved inventory	(227)	(5)
Total operating expenses	4,275	4,648

Loss from operations	(3,055)	(3,648)

Loss on warrant exchange	(4,967)	-
Other income (expense)	4	(6)

Net loss	$(8,018)	$(3,654)

Net loss per share - basic and diluted	$(0.23)	$(0.14)

Weighted-average shares outstanding - basic and diluted	34,842	25,240

CONTACT:
MicroVision, Inc.
Dawn Goetter, 425-882-6629 (investors)
ir@microvision.com
or
For MicroVision, Inc.
Robert Brown, 424-248-0512 (media/PR)
robert@bohle.com